Exhibit 5

July 17, 2018

CASI Pharmaceuticals, Inc.
9620 Medical Center Drive, Suite 300
Rockville, MD 20850

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by certain selling stockholders of an aggregate of 17,283,937 shares of common stock, par value $0.01 per share (the “Common Stock”), of CASI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), consisting of (i) 12,345,672 outstanding shares of Common Stock (the “Shares”) and (ii) 4,938,265 shares of Common Stock issuable upon the exercise of outstanding warrants (the “Warrant Shares”).

We are acting as counsel to the Company in connection with the registration for resale of the Shares and the Warrant Shares. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein.

In connection with the furnishing of this opinion, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon certificates of public officials and the officers of the Company. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion is given, and all statements herein are made, in the context of the foregoing, and we assume that there will not be any material changes in the records and documents that we examined or matters that we investigated.

Based upon the above, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable and (ii) assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a warrant exercise, the Warrant Shares, when issued, delivered and paid for in accordance with the terms of the warrants, will be validly issued, fully paid and non-assessable.

CASI Pharmaceuticals, Inc.

July 17, 2018

The opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP

Arnold & Porter Kaye Scholer llp